Exhibit 99.1

NYSE Arca Files Form 19b-4 to Convert Grayscale® Bitcoin Trust into an ETF

The filing reflects Grayscale’s ongoing commitment to converting its entire family of digital currency investment products into ETFs

New York, October 19, 2021 — Grayscale Investments®, the world’s largest digital currency asset manager, announced today that NYSE Arca has filed Form 19b-4 with the Securities and Exchange Commission (SEC) to convert Grayscale’s flagship product, Grayscale® Bitcoin Trust (OTCQX: GBTC), into a Bitcoin Spot ETF. The move comes on the heels of the SEC’s clearance of a Bitcoin Futures ETF.

“Since 2013, the Grayscale team has worked tirelessly to build the world’s largest, most transparent Bitcoin investment vehicle, GBTC, while partnering with policymakers and regulators to build familiarity and trust in Bitcoin, blockchain, and the underlying Bitcoin market,” explained Michael Sonnenshein, CEO of Grayscale Investments. “In becoming the first crypto SEC reporting investment vehicle, GBTC has helped move the entire digital currency ecosystem forward. As we file to convert GBTC into an ETF, the natural next step in the product’s evolution, we recognize this as an important moment for our investors, our industry partners, and all those who realize the potential of digital currencies to transform our future.”

Grayscale has publicly committed the firm’s intent to convert GBTC as well as its other 14 investment products into ETFs. Grayscale Bitcoin Trust launched in 2013, received a public quotation in May 2015, and became an SEC reporting company in January 2020. Today, the Trust is the largest Bitcoin investment vehicle in the world, holding approximately 3.44% of all Bitcoin in circulation.

“At Grayscale, we believe that if regulators are comfortable with ETFs that hold futures of a given asset, they should also be comfortable with ETFs that offer exposure to the spot price of that same asset,” said Dave LaValle, Global Head of ETFs at Grayscale Investments. “GBTC proves that there’s strong investor demand for physically-backed Bitcoin investment vehicles. We are proud to partner with NYSE Arca to submit today’s filing, folding Bitcoin into the familiar protections of an ETF wrapper, and ultimately providing investors with a choice in how they want to allocate their Bitcoin exposure.”

Today, GBTC’s assets under management amount to nearly $40B, representing investment from individuals and institutions across all 50 states. You can view a link to NYSE Arca’s 19b-4 filing here.

About Grayscale Investments®

Founded in 2013, Grayscale Investments is the world’s largest digital currency asset manager, with more than $53B in assets under management as of October 18, 2021. Through its family of investment products, Grayscale provides access and exposure to the digital currency asset class in the form of a security without the challenges of buying, storing, and safekeeping digital currencies directly. With a proven track record and unrivaled experience, Grayscale’s products operate within existing regulatory frameworks, creating secure and compliant exposure for investors. Grayscale products are distributed by Genesis Global Trading, Inc. (Member FINRA/SIPC, MSRB Registered). For more information, please visit grayscale.com and follow @Grayscale.

Media Contact

Jennifer Rosenthal

press@grayscale.com